AIRCRAFT TIME SHARING AGREEMENT

This Aircraft Time Sharing Agreement (“Agreement”) is made and entered into as of the 5th day of June, 2020, by and between Becton, Dickinson and Company, a New Jersey corporation (“BD”), and Thomas E. Polen.

WHEREAS, BD operates (i) a Falcon 2000EX aircraft bearing Federal Aviation Administration (“FAA”) Registration No. N522BD and Manufacturer's Serial No. 084, and (ii) a Falcon 7X aircraft bearing FAA Registration No. N347BD and Manufacturer's Serial 248 (the foregoing aircraft, and any other aircraft operated by BD during the term of this agreement, are referred to herein collectively as the “Aircraft”); and

WHEREAS, Mr. Polen is the Chief Executive Officer and President of BD; and

WHEREAS, the Compensation and Benefits Committee of the Board of Directors of BD, by resolution adopted on March 19, 2020 (the “Resolution”), authorized and encouraged BD’s Chief Executive Officer to use the Aircraft for all personal air travel purposes to the extent practicable within business constraints, taking into account competing business use for the Aircraft, and when appropriate, to be accompanied by members of his family while in the Aircraft;

WHEREAS, BD desires to make such Aircraft available to Mr. Polen for the above operations on a time sharing basis in accordance with §91.501 of the Federal Aviation Regulations (“FARs”), and in a manner consistent with the Resolution and the terms of this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties agree as follows as to each of the Aircraft:

1. Provision of Aircraft. BD agrees to provide the Aircraft to and operate Aircraft for Mr. Polen on a time sharing basis in accordance with the provisions of §§ 91.501(b)(6), 91.501(c)(1) and 91.501(d) of the FARs for the term of this Agreement.

2. Reimbursement of Expenses. The charge imposed by BD for transportation furnished under this Agreement shall be up to the sum of the expenses set forth in subsections (a)-(i) below in respect of the specific flight or flights to which such charge applies:

(a) Fuel, oil, lubricants, and other additives;
(b) Travel expenses of the crew, including food, lodging, and ground transportation;
(c) Hangar and tie-down costs away from the Aircraft’s base of operation;
(d) Insurance obtained for the specific flight;
(e) Landing fees, airport taxes, and similar assessments;
(f)  Customs, foreign permit, and similar fees directly related to the flight;
(g)  In-flight food and beverages;
(h) Flight planning and weather contract services; and

(i) An additional charge equal to one hundred percent (100%) of the expenses listed in subparagraph (a) above.

3. Invoicing and Payment. All payments to BD by Mr. Polen hereunder shall be paid in the manner set forth in this Section 3. BD will pay to suppliers, employees, contractors and governmental entities all expenses related to the operation of Aircraft hereunder in the ordinary course. As to each flight operated hereunder, BD will provide to Mr. Polen an invoice in an amount specified in Section 2 of this Agreement (plus air transportation excise taxes, as applicable, imposed by the Internal Revenue Code and any other government imposed ad valorem taxes, charges or fees). Mr. Polen shall pay the full amount of such invoice within thirty (30) days of the date of the invoice. In the event BD has not received supplier invoices for reimbursable charges relating to such flight prior to such invoicing, BD may issue supplemental invoice(s) for such charge(s) to Mr. Polen, and Mr. Polen shall pay such charge(s) within thirty (30) days of the date of the supplemental invoice.

4.  Flight Notifications. Mr. Polen will provide BD with flight notifications and proposed flight schedules as far in advance as possible. Flight notifications shall be in a form, whether oral or written, mutually convenient to and agreed upon by the parties. Mr. Polen shall provide at least the following information for each proposed flight reasonably in advance of the desired departure time as required by BD or its flight crew:

(a)  departure point;
(b)  destination;
(c)  proposed date and time of flight;
(d)  number and identity of anticipated passengers;
(e)  nature and extent of baggage and/or cargo to be carried;
(f)  proposed date and time of return flight, if any;
(g) preferred aircraft; and
(h)  any other information concerning the proposed flight that may be pertinent to or required by BD or its flight crew.

5.  Aircraft Scheduling. BD shall have final authority over all scheduling of the Aircraft, including determination of which Aircraft shall be operated on a particular flight, provided, however, that BD will use its reasonable efforts to accommodate Mr. Polen’s requests.

6.  Aircraft Maintenance. BD shall be solely responsible for securing scheduled and unscheduled maintenance, preventive maintenance, and required or otherwise necessary inspections of the Aircraft, and shall take such requirements into account in scheduling the Aircraft. Performance of maintenance or inspection shall not be postponed for the purpose of scheduling an Aircraft to accommodate Mr. Polen’s request, unless such maintenance or inspection can safely be conducted at a later time in compliance with applicable laws, regulations and requirements, and such postponement is consistent with the sound discretion of the pilot-in-command.

7. Flight Crew. BD shall employ, pay for and provide a qualified flight crew for all flight operations under this Agreement.

8. Operational Authority and Control. BD shall be responsible for all aspects of the physical and technical operation of the Aircraft and the safe performance of all flights, and shall retain full authority and control, including exclusive operational control, and possession of the Aircraft at all times during flights operated under this Agreement. In accordance with applicable FARs, the qualified flight crew provided by BD will exercise all required and/or appropriate duties and responsibilities in regard to the safety of each flight conducted hereunder. The pilot-in-command shall have absolute discretion in all matters concerning preparation of the Aircraft for flight and the flight itself, the load carried and its distribution, the decision whether or not a flight shall be undertaken, the route to be flown, the place where landings shall be made, and all other matters relating to operation of the Aircraft. Mr. Polen specifically agrees that the flight crew shall have final and complete authority to delay or cancel any flight for any reason or condition that in the sole judgment of the pilot-in-command could compromise the safety of the flight, and to take any other action that in the sole judgment of the pilot-in-command is necessitated by considerations of safety. No such action of the pilot-in-command shall create or support any liability to Mr. Polen or any other person for loss, injury, damage or delay. The parties further agree that BD shall not be liable for delay or failure to furnish an Aircraft and crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty or breakdown, war, civil commotion, strike or labor dispute, weather conditions, act of God, or other circumstances beyond BD’s reasonable control.

9. Insurance and Indemnification. (a) BD will maintain or cause to be maintained in full force and effect throughout the term of this Agreement aircraft liability insurance in respect of each Aircraft, naming Mr. Polen as an insured, in an amount at least equal to $300 million combined single limit for bodily injury to or death of persons (including passengers) and property damage liability.

(b) BD shall use reasonable efforts to procure such additional insurance coverage as Mr. Polen may request, naming Mr. Polen as an insured; provided, that the cost of such additional insurance shall be borne by Mr. Polen pursuant to Section 2(d) hereof.

(c) Notwithstanding the obligations set forth in subparagraphs (a) and (b) of this Section 9, BD shall indemnify Mr. Polen and hold him harmless against all liabilities, obligations, losses, damages, penalties, and actions (including without limitation reasonable attorneys’ fees and expenses) of any nature which may be imposed on, incurred by or asserted against Mr. Polen caused by or arising out of any flight operated under this Agreement. The provisions of this subsection shall survive the termination of this Agreement.

10.  Warranties. Mr. Polen warrants that:

(a) Mr. Polen will use the Aircraft under this Agreement only for his own account, consistent with the Resolution, and will not use such Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire;

(b) Mr. Polen will not permit any lien, security interest or other charge or encumbrance to attach against an Aircraft as a result of his actions or inactions, and shall not convey, mortgage, assign, lease or in any way alienate an Aircraft or his rights hereunder; and

(c) Throughout the term of this Agreement, Mr. Polen and his guests will abide by and conform to all such laws, rules and regulations as may from time to time be in effect and applicable to him relating in any way to the operation or use of an Aircraft under this Agreement.

11. Base of Operations. Mr. Polen acknowledges that the base of operations of any Aircraft may be changed temporarily or permanently by BD without notice.

12.  Notices and Communications. All notices and other communications under this Agreement shall be in writing (except as permitted in Section 4) and shall be given (and shall be deemed to have been duly given upon receipt or refusal to accept receipt) by personal delivery, addressed as follows:

If to BD:  Becton, Dickinson and Company
          1 Becton Drive
          Franklin Lakes, NJ 07417
          Attn: Chief Financial Officer

If to Mr. Polen: Thomas E. Polen
C/o Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, NJ 07417

or to such other person or address as either party may from time to time designate in writing.

13. Further Acts. Each of BD and Mr. Polen shall from time to time perform such other and further acts and execute such other and further instruments as may be required by law or may be necessary (i) to carry out the intent and purpose of this Agreement, or (ii) to establish, maintain or protect the respective rights and remedies of the other party.

14.  Successors and Assigns. Neither this Agreement nor any party's interest herein shall be assignable to any third party. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their representatives and their successors.

15.  Termination. Either party may terminate this Agreement for any reason upon written notice to the other, such termination to become effective thirty (30) days from the date of the notice; provided, that this Agreement may be terminated as a result of a breach by either party of its obligations under this Agreement on ten (10) days' written notice by the non-breaching party to the breaching party; and provided further, that this Agreement may be terminated on such shorter notice as may be required to comply with applicable laws, regulations or insurance requirements.

16.  Severability; Conflicts. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired. To the extent the FARs and the Resolution conflict, the FARs shall govern.

17. Entire Agreement; Amendment or Modification. This Agreement supersedes and replaces any previous agreement between the parties hereto concerning the subject matter hereof, constitutes the entire agreement between the parties with respect to that subject matter, and is not intended to confer upon any person or entity any rights or remedies not expressly granted herein. This Agreement may be amended or modified only in writing duly executed by both parties hereto.

18.  TRUTH IN LEASING STATEMENT PURSUANT TO SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS. (a)  BD CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12-MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS, AND THAT ALL APPLICABLE REQUIREMENTS FOR THE AIRCRAFTS’ MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET AND ARE VALID FOR THE OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

(b) BD AGREES, CERTIFIES AND ACKNOWLEDGES THAT WHENEVER AN AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, BD SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THAT AIRCRAFT, AND THAT BD UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(c) THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE. BD FURTHER CERTIFIES THAT IT WILL SEND, OR CAUSE TO BE SENT, A TRUE COPY OF THIS AGREEMENT TO: FEDERAL AVIATION ADMINISTRATION, AIRCRAFT REGISTRATION BRANCH, ATTN. TECHNICAL SECTION (AVN-450), P.O. BOX 25724, OKLAHOMA CITY, OKLAHOMA 73125, WITHIN 24 HOURS AFTER ITS EXECUTION, AS REQUIRED BY SECTION 91.23(c)(1) OF THE FEDERAL AVIATION REGULATIONS.

[Signature Page Follows]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BECTON, DICKINSON AND COMPANY

By:	/s/ Christopher R. Reidy
Name:	Christopher R. Reidy
Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer

/s/ Thomas E. Polen
Thomas E. Polen

        The undersigned hereby consents to the transactions contemplated by this Aircraft Time Share Agreement between Becton, Dickinson and Company and Vincent Polen.

FRANKLIN LAKES ENTERPRISES, L.L.C.

By:	/s/ Gary DeFazio
Name:	Gary DeFazio
Title:	Manager